Exhibit 4.5

                          AMENDMENT TO PROMISSORY NOTE

      Reference is hereby made to that certain Corporate Promissory Note Series 2001 B by Reed's Inc. (formerly Original Beverage Corporation) and the undersigned. For good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree to extend the due date for the payment of principal and interest on the foregoing Note to June 21, 2006. All other terms and conditions of the foregoing Note remain unaffected hereby. For consideration the interest rate will be increased from the current rate of 8% to 10% retroactive to June 30, 2004. Also, it is acknowledged that this note will be paid early if any funds are received from a sale of stock of any kind and that the Corporate Promissory Note Series 2001 B holders are to be paid first from these receipts.

      In witness whereof, the parties have executed this Amendment to Promissory Note as of the __ day of December, 2004.


                                        HOLDER:
                                                --------------------------------


                                        REED'S INC. (FORMERLY ORIGINAL
                                        BEVERAGE CORPORATION)


                                        By /s/ Christopher J. Reed
                                           -------------------------------------
                                           Christopher J. Reed
                                           President